UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Websense, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10240 Sorrento Valley Road
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Websense, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 6, 2006 at 11:00 a.m. Pacific Daylight Time at 10240 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1.                To elect three Directors to hold office until the 2009 Annual Meeting of Stockholders.

2.                To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2006.

3.                To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 10, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Douglas C. Wride,
Chief Financial Officer and Corporate Secretary

San Diego, California

April 26, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as may be made available to you by your broker, bank or other agent, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEBSENSE, INC.
10240 Sorrento Valley Road
San Diego, California 92121

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 6, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Websense, Inc. (sometimes referred to as the “Company” or “Websense”) is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or if made available to you by your broker, bank or other agent, vote over the telephone or the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 26, 2006 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 10, 2006 will be entitled to vote at the annual meeting. On this record date, there were 47,905,216 shares of common stock outstanding and entitled to vote. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the executive offices of the Company.

Stockholder of Record: Shares Registered in Your Name

If on April 10, 2006 your shares were registered directly in your name with Websense’s transfer agent, U.S. Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 10, 2006 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•       Election of three Directors;

•       Ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•       To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Websense. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 10, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for Director, and “For” the ratification of the Company’s independent auditors for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our Directors, our employees and U.S. Stock Transfer Corporation may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but U.S. Stock Transfer Corporation will be paid its customary fee of approximately $20,000 plus out-of-pocket expenses if it solicits proxies. U.S. Stock Transfer Corporation will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of stockholders, distribute proxy materials to brokers and banks for subsequent distribution to beneficial holders of stock, and solicit proxy responses from holders of our common stock. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•       You may submit another properly completed proxy card with a later date.

•       You may send a written notice that you are revoking your proxy to Websense’s Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121.

•       You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker as your nominee (that is, in “street name”), you should follow the instructions provided by the institution that holds your shares regarding how to instruct your broker to vote your shares.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2006, to Websense’s Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121. If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify Websense before March 12, 2007, the Company’s management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. You are also advised to review the Company’s bylaws, which contain additional requirements about advance notice of stockholder proposals and Director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withheld” votes for the election of Directors, and with respect to all other matters, “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•       For the election of Directors, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome of the election of Directors.

•       To be approved, Proposal No. 2 (Ratification of the Company’s independent auditors for the fiscal year ending December 31, 2006) must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 47,905,216 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.

Proposal 1

ELECTION OF DIRECTORS

Websense’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of Directors, and each class has a three-year term. Vacancies on the Board may be filled with persons elected by a majority of the remaining Directors. A Director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the Director’s successor is elected and qualified. This includes vacancies created by an increase in the number of Directors.

The Board of Directors presently has seven members. There are three Directors in the class whose term of office expires in 2006. Each of the nominees listed below is currently a Director of the Company. If elected at the annual meeting, each of these nominees would serve until the 2009 annual meeting and until his successor is elected and has qualified, or until the Director’s death, resignation or removal. It is the Company’s policy to invite Directors and nominees for Directors to attend the annual meeting. One Director attended the 2005 Annual Meeting of Stockholders, and that Director was not a nominee for election as Director at that particular meeting.

The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as Directors at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy.

The following is a brief biography of each nominee and each Director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2009 ANNUAL MEETING

Bruce T. Coleman

Bruce T. Coleman, age 67, served as our interim Chief Executive Officer from November 1998 to May 1999, and continues to be a Director, a position he has held since November 1998. Since November 1991, Mr. Coleman has served as the Chief Executive Officer of El Salto Advisors, an interim executive firm. Mr. Coleman also served as Chief Executive Officer of Vernier Networks, Inc., a provider of security solutions for mobile users, from January 2004 to June 2004. From October 2000 to August 2001, he served as Chief Executive Officer of Stamps.com, a provider of Internet mailing and shipping services. From October 1999 to May 2000, Mr. Coleman served as Chief Executive Officer of Rogue Wave Software, an enterprise systems software provider. Mr. Coleman also serves as a Director of Printronix, Inc., a publicly traded provider of printing solutions, supplies and services. He received a B.A. in Economics from Trinity College and an M.B.A. from Harvard Business School.

Gene Hodges

Gene Hodges, age 54, has served as the Company’s President and Chief Executive Officer, and as a Director, since January 2006. From 1995 to January 2006, Mr. Hodges held various management positions at McAfee, Inc., a publicly-held security software company, most recently as its President. Prior to joining McAfee, Mr. Hodges was Vice-President of Marketing for Mobileware, a wireless data startup, and managed the Office Automation business unit for Digital Equipment Corporation. Mr. Hodges received a B.A. in Astronomy from Haverford College and completed the Harvard Advanced Management Program for business executives.

John F. Schaefer

John F. Schaefer, age 63, has served as a Director since May 2001. Since November 1994, Mr. Schaefer has served as Chairman and Chief Executive Officer of Phase Metrics, which was a publicly traded producer of technically advanced process and production test equipment for the data storage industry until substantially all of its assets were purchased by KLA-Tencor Corporation in April 2001. Since that time, Mr. Schaefer’s responsibilities for Phase Metrics have principally related to oversight of certain post-acquisition matters. From 1992 to 1994, Mr. Schaefer was President, Chief Operating Officer and a Director of McGaw, Incorporated, a producer of intravenous products and devices. From 1989 to 1991, Mr. Schaefer was President, Chief Executive Officer and a Director of Levolor Corporation, a manufacturer of custom window treatment systems. Between 1974 and 1988, Mr. Schaefer was a Corporate Officer and Director of Baker Hughes, Inc., a provider of services and equipment for the oilfield and process industries. Mr. Schaefer served as a Staff Assistant to the President of the United States between 1971 and 1974. He received a B.S. in Engineering from the United States Naval Academy and an M.B.A. from Harvard Business School.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

John B. Carrington

John B. Carrington, age 62, has served as a Director and Chairman of the Board of the Company since June 1999. Mr. Carrington also served as the Company’s Chief Executive Officer from May 1999 to January 2006, as well as the Company’s President from May 1999 to January 2003 and from August 2005 to

January 2006. Prior to joining Websense, Mr. Carrington was Chairman, President and Chief Executive Officer of Artios, Inc., a provider of hardware and software design solutions to companies in the packaging industry, from August 1996 until it was acquired by BARCO n.a. in December 1998. He received his B.S. in Business Administration from the University of Texas.

Gary E. Sutton

Gary E. Sutton, age 63, has served as a Director since June 1999. Mr. Sutton retired in August 2000 from Skydesk, Inc., a provider of online data protection services, after serving as its President, Chief Executive Officer and Chairman since January 1996. From 1990 to 1995, Mr. Sutton was chairman of Knight Protective Industries, a security systems provider. Mr. Sutton was also a co-founder of Teledesic, Inc., a low-earth orbit telecommunications service. Mr. Sutton authored the book Profit Secrets of a No-Nonsense CEO and several other titles. He received his B.S. from Iowa State University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Mark S. St.Clare

Mark S. St.Clare, age 59, has served as a Director since October 2002. From November 2000 to October 2002, Mr. St.Clare served as Chief Financial Officer of Access360, a provider of identity management software, until that company’s acquisition by IBM. Mr. St.Clare previously served as Chief Financial Officer of Nexgenix, Inc., a supplier of Internet professional services, from February 2000 to November 2000. From January 1985 to February 2000, Mr. St.Clare served as Senior Vice President and Chief Financial Officer of FileNET Corporation, a publicly held software company. Mr. St.Clare also served as Secretary of FileNET from June 1993 to February 1999. He received a B.S. in Business Administration from the University of Denver.

Peter C. Waller

Peter C. Waller, age 51, has served as a Director since March 2001. Since February 2006, Mr. Waller has served as President and Chief Operating Officer of Corinthian Colleges, Inc., a publicly-traded company that comprises one of the largest for-profit post-secondary education systems in North America. From October 2004 to January 2006, Mr. Waller served as Executive Partner of ThreeSixty Sourcing, a provider of imported consumer goods, where he served as Chief Executive Officer from March 2001 until October 2004. From June 1997 to February 2001, Mr. Waller served as the President of Taco Bell Corp., an international food service chain that became a subsidiary of Tricon Global Restaurants after it was spun off from Pepsico in 1997. Mr. Waller previously served as Chief Marketing Officer of Taco Bell Corp. from January 1996 to May 1997. From 1990 to 1995, Mr. Waller held senior marketing positions with KFC, an international food service chain, in Western Europe, Australia and for the last two of those years, as Chief Marketing Officer of the USA operations. During the previous fifteen years, Mr. Waller held various marketing and brand manager responsibilities with Procter and Gamble, an international consumer goods manufacturer, Braun GmbH, an international subsidiary of Gillette Inc. which manufactures small electrical appliances, and Nabisco, an international manufacturer of biscuits, snacks and grocery products, in England, Germany, Canada and the USA. Mr. Waller received his M.A. from Oxford University, England.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards.

Consistent with these considerations, after review of all relevant transactions or relationships between each Director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the Company’s Directors are independent Directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Hodges, the CEO and President of the Company, and Mr. Carrington, the Executive Chairman of the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of Directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charter for each committee of the Board, may be viewed at http://www.websense.com.

The Company’s independent Directors meet in regularly scheduled executive sessions at which only independent Directors are present, with four of these executive sessions held in 2005. Persons interested in communicating with the independent Directors with their concerns or issues may address correspondence to a particular Director, or to the independent Directors generally, in care of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. If no particular Director is named, letters will be forwarded, depending on the subject matter, to the Chairpersons of the Audit, Compensation, or Nominating and Corporate Governance Committee.

In 2005, the Board had four committees:  an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a special committee called the CEO Selection Committee. In January 2006, the CEO Selection Committee disbanded after the CEO selection process had culminated in the hiring of Gene Hodges as the Company’s new CEO. The following table provides membership and meeting information for 2005 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance		CEO Selection
John Carrington							X
Bruce Coleman			X	*			X
Gene Hodges**
John Schaefer	X				X	*	X	*
Mark St.Clare	X	*			X
Gary Sutton	X		X		X
Peter Waller			X				X
Total meetings in fiscal year 2005	9		6		4		7

*                    Committee Chairperson

**             Mr. Hodges was first named a Director in 2006, and he currently does not serve on any Committees of the Board.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets any applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements. The Audit Committee has adopted a written Audit Committee Charter that can be found on our corporate website at http://www.websense.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mark St.Clare qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. St.Clare’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. Our Compensation Committee charter can be found on our corporate website at http://www.websense.com. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as Directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent Directors, selecting candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. Our Nominating and Corporate Governance Committee charter can be found on our corporate website at http://www.websense.com. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).

The Nominating and Corporate Governance Committee believes that candidates for Director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrating excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for Director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Committee considers age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability. In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such Directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such Directors’ independence. In the case of new Director candidates, the Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then uses the Board’s and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote. The Nominating and Corporate Governance Committee was formed in 2003. To date, the Committee has nominated incumbent Director candidates, has not needed to identify or evaluate any new Director candidates, and therefore has not paid a fee to any third party to assist in the process of identifying or evaluating Director candidates. In January 2006, the full Board appointed the Company’s new CEO, Gene Hodges, to a newly created vacant seat on the Board. To date, the Nominating and Corporate Governance Committee has not received, nor has rejected, a timely Director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider Director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 10240 Sorrento Valley Road, San Diego, California 92121, not less than six months prior to any meeting at which Directors are to be elected. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a Director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a Director if elected.

CEO SELECTION COMMITTEE

The CEO Selection Committee of the Board of Directors was a special committee that the Board established in January 2005 to determine the Company’s long-term CEO search strategy, retain a suitable search firm and identify and screen candidates to succeed John Carrington as the Company’s CEO. The full Board participated in interviewing the final candidates selected by the CEO Selection Committee. In January 2006, the Company and the CEO Selection Committee culminated this process with the hiring of Gene Hodges as the new CEO. The CEO Selection Committee was subsequently disbanded.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 8 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a Director or committee member, respectively, except for the special CEO Selection Committee. The CEO Selection Committee met on an ad hoc and as-needed basis. All members of the CEO Selection Committee attended a majority of its meetings, but only the Chair of the CEO Selection Committee, John Schaefer, attended more than 75% of that Committee’s meetings.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company has a formal process by which stockholders may communicate with the Board or any of its Directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the individual Directors on a periodic basis. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Code of Business Conduct that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct which, together with the policies referred to therein, is applicable to all Directors, officers and employees of the Company. In addition, the Company has adopted a Code of Ethics for the Chief Executive Officer, Senior Financial Officers and All Finance and Accounting Department Personnel (“Code of Ethics”). The Code of Business Conduct and the Code of Ethics cover all areas of professional conduct, including conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and Directors to promptly report any violations of any of the Company’s policies. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct or Code of Ethics that applies to any of our Directors or executive officers is necessary, the Company intends to post such information on its website. Copies of our Code of Business Conduct and our Code of Ethics can be obtained from our website at www.websense.com.

Proposal 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s initial public offering in March 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT AUDITORS’ FEES

The following table shows aggregate fees to the Company for fiscal years ended December 31, 2005 and December 31, 2004, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended
	2005	2004
	(in thousands)
Audit Fees (for annual audit of the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting; reviews of the Company’s quarterly reports on Form 10-Q; review of the annual proxy statement; comfort letters and consents for Company filings on Form S-8; and statutory and group audits required internationally)(1)	$799	$546
Audit-Related Fees (for documentation of internal controls and consultation regarding financial accounting and reporting standards)(2)	2	69
Tax Fees (for U.S. and international income tax compliance, advice and planning)(2)	19	168
Total Fees	820	783

(1)          Includes fees and out-of-pocket expenses, whether or not yet billed.

(2)          Includes amounts billed and related out-of-pocket expenses for services rendered during the year.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements with the Company’s management. The Audit Committee has also discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. Further, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on these reviews and discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,
Mark S. St.Clare
John F. Schaefer
Gary E. Sutton

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. By execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 28, 2006, by:

•       each person or group of affiliated persons known by us to own beneficially more than 5% of our outstanding common stock;

•       each current Director and nominee for Director;

•       each of our executive officers named in the Summary Compensation Table of the Compensation of Executive Officers section of this Proxy Statement; and

•       all current Directors and executive officers as a group.

Except as otherwise noted, the address of each person listed in the table is c/o Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each stockholder is based on 47,922,940 shares of common stock outstanding as of February 28, 2006, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before April 29, 2006 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person. All data in the following table has been adjusted to give effect to the Company’s 2-for-1 stock split, effected as a stock dividend, on March 17, 2006.

	Number of Shares
	Beneficially	Percent
Name and Address	Owned	(%)
Named Executive Officers, Directors and Nominees for Directors:
John B. Carrington(1)	27,274		*
Gene Hodges(2)	—		*
Douglas C. Wride(3)	259,300		*
Kian Saneii(4)	157,470		*
Leo Cole(5)	42,506		*
Michael A. Newman(6)	49,666		*
Bruce T. Coleman(7)	145,000		*
John F. Schaefer(8)	86,000		*
Mark St.Clare(9)	87,000		*
Gary E. Sutton(10)	45,000		*
Peter C. Waller(11)	80,000		*
5% Stockholders
Delaware Management Holdings(12) 2005 Market Street Philadelphia, PA 19103	3,494,958	7.29
All of our officers and Directors as a group (12 persons)(13)	1,077,832	2.20

             *  Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

   (1)  Consists of 27,274 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006.

   (2)  Mr. Hodges commenced employment on January 9, 2006 and will have no vested shares or stock options within 60 days of February 28, 2006 .

   (3)  Includes 245,218 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006.

   (4)  Includes 154,970 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006.

   (5)  Includes of 41,666 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006.

   (6)  Consists of 49,666 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006.

   (7)  Includes 75,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006, of which 5,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

   (8)  Includes 80,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006, of which 5,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

   (9)  Includes 85,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006, of which 30,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

(10) Consists of 45,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006, of which 5,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

(11) Consists of 80,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2006, of which 5,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

(12) Pursuant to a Form 13G filed with the SEC on February 9, 2006, Delaware Management Holdings reported that it had sole dispositive power for all 3,494,958 shares, with sole power to vote 3,480,246 of the shares and shared power to vote 588 of the shares.

(13) Includes 982,410 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2005, of which 50,000 shares remain unvested and therefore subject to certain rights of repurchase by the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with.

COMPENSATION OF DIRECTORS

In 2005, non-employee Directors received the following fees for each meeting of the Board of Directors or a committee of the Board of Directors attended by each Director:

Meeting	In Person Attendance	Telephonic Meeting
Board of Directors	$3,000	$1,000
Audit Committee (non-chairman)	1,500	1,000
Audit Committee Chairman	3,500	2,000
Compensation Committee (non-chairman)	1,000	500
Compensation Committee Chairman	2,000	1,000
Nominating and Governance Committee Chairman	1,000	500
Special project ad hoc committees	500	—

All Board compensation based on attendance at meetings is paid quarterly in arrears. In the fiscal year ended December 31, 2005, the total compensation earned by non-employee Directors was $146,000. Non-employee Directors are also reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees. Additional fees may be paid to Directors based on performance of special projects, but no such payments were made in 2005.

The following table provides information for compensation in the fiscal year ended December 31, 2005 for non-employee directors who served in such capacity during fiscal 2005. All data in the following table has been adjusted to give effect to the Company’s 2-for-1 stock split, effected as a stock dividend, on March 17, 2006.

Non-Employee Director Compensation Table for Last Fiscal Year

		Committee		Option Grants	Exercise
Name	Meeting Fees	Chair Fees(1)	Date	Shares Granted	Price
Bruce T. Coleman	$21,500	$5,000	6/7/05	5,000	$27.63
John F. Schaefer	26,000	4,000	6/7/05	5,000	27.63
Mark St.Clare	24,000	12,000	6/7/05	5,000	27.63
Gary E. Sutton	32,000	—	6/7/05	5,000	27.63
Peter C. Waller	21,500	—	6/7/05	5,000	27.63

(1)          These amounts represent higher fees that Committee Chairs receive for attendance at meetings that they chair.

Under the Automatic Option Grant Program in effect under the Company’s 2000 Stock Incentive Plan (the “2000 Plan”), each individual who first joins the Board of Directors as a non-employee Board Member anytime after March 28, 2000 will receive, on the date of such initial election or appointment, an automatic option grant to purchase 100,000 shares of the Company’s common stock, provided that such person has not previously been in the employ of the Company. In addition, on the date of each Annual Stockholders meeting held after March 28, 2000, each individual who continues to serve as a non-employee Board Member will automatically be granted an option to purchase 5,000 shares of the Company’s common stock, provided such individual has served as a non-employee Board Member for at least six months prior to such meeting. Each grant under the Automatic Option Grant Program is immediately exercisable and will have an exercise price per share equal to the fair market value per share of the Company’s common stock at the Nasdaq close on the option grant date, and will have a maximum term of 10 years, subject to earlier termination or repurchase should the Director cease to serve as a Board Member. The shares subject to each initial 100,000-share automatic option grant will vest in a series of four successive equal annual installments upon the optionee’s completion of each year of Board Service over the four-year period measured from the grant date. The shares subject to each annual 5,000-share automatic option grant will vest upon the optionee’s completion of one year of Board Service measured from the grant date. However, the shares will immediately vest in full upon changes in control or ownership or upon the optionee’s death or disability.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 2005, 2004 and 2003, compensation earned by the Company’s Chief Executive Officer, its other four most highly compensated executive officers at December 31, 2005, and one former executive officer who departed from the Company during the year ended December 31, 2005 (the “Named Executive Officers”). All stock data in the following table has been adjusted to give effect to the Company’s 2-for-1 stock split, effected as a stock dividend, on March 17, 2006.

SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation		Compensation
				Securities
	Fiscal			Underlying Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Options Granted	Compensation
John B. Carrington(1)	2005	$490,385	$323,132	80,000	$29,365
Chairman, President, and	2004	442,308	337,500	80,000	16,946
Chief Executive Officer	2003	403,269	196,358	80,000	11,687
Douglas C. Wride(2)	2005	312,116	153,013	80,000	22,422
Vice President and Chief	2004	295,193	119,039	80,000	13,570
Financial Officer	2003	270,192	80,757	80,000	9,733
Kian Saneii(3)	2005	263,077	83,192	30,000	15,529
Vice President of Business	2004	252,116	50,372	30,000	14,130
Development	2003	237,115	58,627	30,000	9,813
Leo Cole(4)	2005	241,308	76,350	—	5,892
Vice President of Marketing	2004	127,385	34,933	200,000	101,654
Michael A. Newman(5)	2005	213,077	67,397	30,000	4,323
Vice President and	2004	202,116	39,127	30,000	4,029
General Counsel	2003	187,116	32,127	—	975
Curt Staker(6)	2005	218,833	134,063	60,000	16,730
Former President	2004	264,538	376,238	60,000	5,627
	2003	248,923	278,808	200,000	1,931

(1)          On January 9, 2006, Gene Hodges was named the Company’s President and Chief Executive Officer. Mr. Carrington continues to serve as the Company’s Executive Chairman. In 2005, all other compensation represents Company-paid premiums of $3,056 for executive long term disability and $3,564 for group-term life insurance, a 401(k) employer matching contribution of $3,150, use of a

Company-owned vehicle valued at $5,467, personal travel expenses of $6,640 relating to a Company-sponsored sales event, and gross-up payments totaling $7,488 to Mr. Carrington for his personal taxes associated with use of the Company-owned vehicle and the travel expenses relating to the Company-sponsored sales event. In 2004, all other compensation represents Company-paid premiums of $3,056 for executive long term disability and $1,584 for group-term life insurance, a 401(k) employer matching contribution of $3,075, use of a Company-owned vehicle valued at $5,008, and a gross-up payment of $4,223 to Mr. Carrington for his personal taxes associated with use of the Company-owned vehicle.  In 2003, all other compensation represents Company-paid premiums of $2,209 for executive long term disability and $1,032 for group-term life insurance, use of a Company-owned vehicle valued at $4,582, and a gross-up payment of $3,864 to Mr. Carrington for his personal taxes associated with use of the Company-owned vehicle.

(2)          In 2005, all other compensation represents Company-paid premiums of $712 for executive long term disability and $1,242 for group-term life insurance, a 401(k) employer matching contribution of $3,150, use of a Company-owned vehicle valued at $5,467, personal travel expenses of $5,052 relating to a Company-sponsored sales event, and gross-up payments totaling $6,799 to Mr. Wride for his personal taxes associated with use of the Company-owned vehicle and the travel expenses relating to the Company-sponsored sales event. In 2004, all other compensation represents Company-paid premiums of $712 for executive long term disability and $552 for group-term life insurance, a 401(k) employer matching contribution of $3,075, use of a Company-owned vehicle valued at $5,008, and a gross-up payment of $4,223 to Mr. Wride for his personal taxes associated with use of the Company-owned vehicle.  In 2003, all other compensation represents Company-paid premiums of $735 for executive long term disability and $552 for group-term life insurance, use of a Company-owned vehicle valued at $4,582, and a gross-up payment of $3,864 to Mr. Wride for his personal taxes associated with use of the Company-owned vehicle.

(3)          In 2005, all other compensation represents Company-paid premiums of $1,762 for executive long term disability and $540 for group-term life insurance, a 401(k) employer matching contribution of $3,150, use of a Company-owned vehicle valued at $5,467, and a gross-up payment of $4,610 to Mr. Saneii for his personal taxes associated with use of the Company-owned vehicle. In 2004, all other compensation represents Company-paid premiums of $1,584 for executive long term disability and $240 for group-term life insurance, a 401(k) employer matching contribution of $3,075, use of a Company-owned vehicle valued at $5,008, and a gross-up payment of $4,223 to Mr. Saneii for his personal taxes associated with use of the Company-owned vehicle.  In 2003, all other compensation represents Company-paid premiums of $1,151 for executive long term disability and $216 for group-term life insurance, use of a Company-owned vehicle valued at $4,582, and a gross-up payment of $3,864 to Mr. Saneii for his personal taxes associated with use of the Company-owned vehicle.

(4)          Mr. Cole commenced employment with the Company in June 2004. In 2005, all other compensation represents  Company-paid premiums of $2,475 for executive long term disability and $788 for group-term life insurance, and a 401(k) employer matching contribution of $2,629. In 2004, all other compensation represents payments made to Mr. Cole of $100,000 relating to his relocation to San Diego when he commenced employment with the Company, and Company-paid premiums of $1,444 for executive long term disability and $210 for group-term life insurance.

(5)          In 2005, all other compensation represents Company-paid premiums of $763 for executive long term disability and $410 for group-term life insurance, and a 401(k) employer matching contribution of $3,150. In 2004, all other compensation represents Company-paid premiums of $738 for executive long term disability and $216 for group-term life insurance, and a 401(k) employer matching contribution of $3,075. In 2003, all other compensation represents Company-paid premiums of $783 for executive long term disability and $192 for group-term life insurance.

(6)          Mr. Staker resigned from the Company effective September 1, 2005. In 2005, all other compensation represents Company-paid premiums of $1,644 for executive long term disability and $540 for group-term life insurance, a 401(k) employer matching contribution of $2,507, personal travel expenses of $8,399 relating to a Company-sponsored sales event, and a gross-up payment of $3,640 to Mr. Staker for his personal taxes associated with the travel expenses relating to the Company-sponsored sales event. In 2004, all other compensation represents Company-paid premiums of $2,192 for executive long term disability and $360 for group-term life insurance, and a 401(k) employer matching contribution of $3,075. In 2003, all other compensation represents Company-paid premiums of $1,691 for executive long term disability and $240 for group-term life insurance.

STOCK OPTION GRANTS AND EXERCISES

Stock Option Grants

The following table contains information concerning the stock options granted to the Named Executive Officers in the fiscal year ended December 31, 2005. We have not granted any stock appreciation rights. All data in the following table has been adjusted to give effect to the Company’s 2-for-1 stock split, effected as a stock dividend, on March 17, 2006.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
	Number of				Value at Assumed
	Securities	% of Total			Annual Rate of Stock
	Underlying	Options	Exercise		Price Appreciation
	Options	Granted to	Price per	Expiration	for Option Term(1)
Name(2)	Granted(2)	Employees	Share(3)	Date	5%	10%
John B. Carrington	80,000	3.9%	$25.63	05/18/12	$834,556	$1,944,870
Douglas C. Wride	80,000	3.9	25.63	05/18/12	834,556	1,944,870
Kian Saneii	30,000	1.5	25.63	05/18/12	312,958	729,326
Michael A. Newman	30,000	1.5	25.63	05/18/12	312,958	729,326
Curt Staker(4)	60,000	2.9	25.63	05/18/12	625,917	1,458,653

(1)          There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the seven year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2)          Each of the options granted have a maximum term of seven years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with the Company. Each of the options granted will become exercisable for 25% of the shares upon the completion of one year of service measured from the applicable grant date and will become exercisable for the remaining shares in equal monthly installments over the next 36 months of service thereafter. However, each of the options will immediately become exercisable for all of the option shares in the event the Company is acquired by a merger or asset sale, unless the options are assumed by the acquiring entity, or if the optionee’s service with the Company is involuntarily terminated within 18 months following such merger or asset sale or within 18 months following a hostile change in control or ownership of the Company. The grant dates for the options set forth in the table are May 18, 2005.

(3)          The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares.

(4)          Mr. Staker resigned from the Company effective September 1, 2005, and this stock option terminated prior to vesting.

Option Exercises and Holdings

The following table provides information with respect to the Named Executive Officers, concerning their exercise of options during the year ended December 31, 2005 and unexercised options held by them as of the end of such fiscal year. No stock appreciation rights were exercised during the fiscal year, and no stock appreciation rights were outstanding at the end of the fiscal year. All data in the following table has been adjusted to give effect to the Company’s 2-for-1 stock split, effected as a stock dividend, on March 17, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

			Number of
			Securities Underlying		Value of Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired	Value	at December 31, 2005		at December 31, 2005(2)
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
John B. Carrington	326,508	$5,455,366	12,274	158,336	$222,224	$1,938,773
Douglas C. Wride	85,500	1,918,631	230,218	158,336	4,508,314	1,938,773
Kian Saneii	80,000	1,603,396	167,456	58,544	3,986,825	711,319
Leo Cole	30,000	354,646	45,000	125,000	739,800	2,055,000
Michael A. Newman	70,000	1,496,362	51,124	86,876	1,237,289	1,492,411
Curt Staker(3)	408,998	8,029,053

(1)          Amount based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the option.

(2)          Based upon the market price of $32.82 per share, which was the closing selling price per share of common stock on the Nasdaq National Market on December 30, 2005, minus the per-share exercise price of the option.

(3)          Mr. Staker resigned from the Company effective September 1, 2005.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS(1)

Employment Agreement of Gene Hodges.   On January 9, 2006, the Company entered into an employment agreement with Gene Hodges to serve as the Company’s President and Chief Executive Officer, reporting to the Company’s Board of Directors, with employment continuing “at will” until either party gives notice of termination. Under this agreement, Mr. Hodges will receive a base salary at an annual rate of $525,000. Mr. Hodges will be eligible to receive a discretionary annual performance bonus of up to 100% of his annual base salary, based upon the Company achieving a combination of objective performance goals, including billings and/or operating profit objectives, along with any individual performance goals established by the Compensation Committee of Board. (“Billings” represents the full amount of subscription contracts billed to customers during the applicable time period; it is a financial measure that cannot be calculated in accordance with generally accepted accounting principles (GAAP)).

(1)          All stock numbers and stock option exercise prices discussed in “Employment, Severance and Change of Control Agreements” have been adjusted to give effect to the Company’s 2-for-1 stock split, effected as a stock dividend, on March 17, 2006.

On January 9, 2006, Mr. Hodges was also granted non-qualified stock options to purchase an aggregate of 1,200,000 shares of the Company’s common stock outside the Company’s 2000 Stock Incentive Plan (the “Options”) with an exercise price per share equal to the fair market value of the Company’s Common Stock on that date. 600,000 of the Options have a term of seven years, with the shares vesting as follows: 25% on the one year anniversary of the Start Date, and 1/48th will vest monthly thereafter until fully vested. 200,000 of the Options have a term of ten years, with the shares vesting as follows: 25% on the second year anniversary of the Start Date, and 1/48th will vest monthly thereafter until fully vested. An additional 200,000 of the Options have a term of ten years, with the shares vesting as follows: 25% on the third year anniversary of the Start Date, and 1/48th will vest monthly thereafter until fully vested. The remaining 200,000 of the Options also have a term of ten years, with the shares vesting as follows: 25% on the fourth year anniversary of the Start Date, and 1/48th will vest monthly thereafter until fully vested. As discussed in the press release, Mr. Hodges was granted the non-plan Options as an inducement to join Websense as President and Chief Executive Officer. On January 9, 2006, Mr. Hodges was also awarded 96,000 restricted stock units pursuant to the Company’s 2000 Stock Incentive Plan that are subject to vesting as follows: 25% vest sequentially on the first, second, third and fourth anniversaries of the grant date. On April 13, 2006, at the request of the Company, Mr. Hodges agreed to the cancellation of the Options and the immediate re-grant under the 2000 Stock Incentive Plan of non-qualified stock options to purchase an aggregate of 1,200,000 shares of the Company’s common stock with identical option terms, exercise prices, vesting schedules and vesting commencement dates as the original Options. The Company requested the cancellation and re-grant to bring the options under the 2000 Stock Incentive Plan for U.S. federal income tax and accounting reasons and to better align Mr. Hodges’ compensation with stockholder approved limitations on stock option issuances. Mr. Hodges received no income tax or other personal benefit from the cancellation and re-grant.

Mr.  Hodges is eligible to participate in the Company’s standard benefit plans for executives, which include life, long-term disability, dental, vision and medical insurance and an optional 401(k) savings plan, Employee Stock Purchase Plan, cafeteria (flex 125) plan and Employee Assistance Plan. His employment agreement also provides for the reimbursement of relocation and temporary living expenses of up to $100,000, to be repaid by Mr. Hodges to the Company should his employment terminate within one year of joining the Company.

Pursuant to his employment agreement, if the Company terminates Mr. Hodges’s employment without cause or if Mr. Hodges terminates his employment with the Company for good reason (a “Termination Event”), Mr. Hodges is entitled to: (i) a separation payment in the form of his annual base salary and annual target bonus in effect as of the date of such termination or resignation paid in twelve (12) equal monthly installments, less standard deductions and withholdings; (ii) continued payment of health insurance premiums paid on his behalf by the Company until he and his covered dependants obtain alternative health insurance coverage, up to a maximum of twelve (12) months; (iii) acceleration of the vesting of his stock options granted in connection with the employment agreement that are otherwise unvested at the time of such termination or resignation such that he shall be vested with respect to the same number of shares as if he had remained continuously employed by the Company for a period of twelve (12) months following the date of such termination or resignation; and (iv) acceleration of the vesting of 100% of his restricted stock units granted in connection with the employment agreement. If (a) within eighteen (18) months following a change of control of the Company, Mr. Hodges’s employment is terminated without cause by the Company or any successor or assign or he resigns his employment for good reason or (b) the Company terminates his employment without cause during the pendency of a merger agreement or tender offer which would result in a change in control, then he will receive the benefits specified in (i) and (ii) above, plus all of his remaining unvested stock, restricted stock units and stock option awards will vest immediately. The above severance benefits are contingent upon Mr. Hodges providing the Company with a fully-effective waiver and release of claims in a form satisfactory to the

Company and his compliance with the Company’s standard non-competition and non-solicitation requirements. Cause, good reason and change of control are all defined in the employment agreement.

Employment Agreement of John B. Carrington.   Upon his initial employment with the Company in May 1999, the Company entered into an employment agreement with Mr. Carrington to serve as President and Chief Executive Officer. This agreement provides for an initial term of two years which term shall be automatically extended for successive one-year periods unless terminated by the Company prior to April 22 of any year. Although he no longer serves as the Company’s President or Chief Executive Officer, Mr. Carrington continues to serve as the Company’s Executive Chairman and his employment agreement has not been terminated by the Company. The agreement provides that Mr. Carrington’s salary and bonus shall be determined by the Company’s Board of Directors but shall not be less than $200,000 per year. Mr. Carrington’s bonus is paid annually and is based upon the Company achieving a combination of objective performance goals, including its billings and/or operating profit objectives, along with any other Company or individual performance goals as may be determined by the Compensation Committee of the Board of Directors. Under his employment agreement, Mr. Carrington was granted an option to purchase 1,950,000 shares of the Company’s common stock, which vests over a four-year period, 25% of which vested upon the completion of one year of service and the remainder vested in equal monthly installments over the next 36 months of service. Upon a change in control, all of Mr. Carrington’s option shares that remain unvested will vest in full. Mr. Carrington was also granted an option to purchase 650,000 shares of the Company’s common stock, which he exercised in May 1999 and which is now fully vested.

If Mr. Carrington’s employment is terminated by the Company other than for cause, or is terminated by Mr. Carrington upon breach of his employment agreement by the Company, he is entitled to receive, as severance, a lump sum payment equal to 50% of his base salary and 50% of his average annual bonus earned under this agreement. Notwithstanding the foregoing, if within two years following a change of control, Mr. Carrington’s employment is terminated by the Company other than for cause, is terminated by Mr. Carrington upon breach of his employment agreement by the Company, or is constructively terminated, he is entitled to receive, as severance, a lump sum payment equal to 150% of his base salary and 150% of his average annual bonus earned under this agreement.

Employment Agreement of Douglas C. Wride.   In June 1999, the Company entered into an employment agreement with Mr. Wride to serve as Chief Financial Officer. This agreement provides that Mr. Wride will be employed “at will” and paid an annual base salary of at least $150,000. In addition, Mr. Wride will be eligible to receive a bonus of up to 20% of his annual base salary, paid annually, based upon the Company achieving a combination of objective performance goals, including its billings and/or operating profit objectives, along with any other Company or individual performance goals as may be determined by the Compensation Committee of the Board of Directors. Mr. Wride also receives bonuses based on the “Bonus Terms for Named Executive Officers” described below. The Company’s Board of Directors retains discretion to grant Mr. Wride additional compensation. Under his employment agreement, Mr. Wride was granted an option to purchase 600,000 shares of the Company’s common stock, which vested in equal monthly installments over a four-year period.

If Mr. Wride’s employment is terminated by the Company other than for cause, he is entitled to receive, as severance, six months of continuation of his base salary and he will also be entitled to vest in the number of shares of the Company’s common stock that would have become vested under his options if his employment had continued for an additional six months. Notwithstanding the foregoing, if within one year following a change of control, Mr. Wride is terminated other than for cause, he is entitled to receive, as severance, one year of continuation of his base salary and he will also be immediately vested in all of his option shares.

Other Employment Agreements with Named Executive Officers.   No employment contract exists with any of the other Named Executive Officers of the Company.

Bonus Terms for Named Executive Officers.   All vice presidents of the Company, including Named Executive Officers, not covered by another incentive compensation program are typically eligible for an annual target bonus of 25% of their annual salary (the “Officer’s Annual Target”). This bonus is based upon the Company achieving a combination of objective performance goals, including its billings and/or operating profit objectives, along with any other Company or individual performance goals as may be determined by the Compensation Committee of the Board of Directors. Bonuses are earned and paid quarterly, based on the achievement of quarterly performance goals. Each officer’s quarterly target bonuses generally cumulate to 80% of the Officer’s Annual Target, although each quarter’s target bonus may vary as a percentage of the Officer’s Annual Target. At the end of the fiscal year, an additional target bonus amount typically equal to 20% of the Officer’s Annual Target may be earned based on the achievement of annual performance goals. Quarterly and annual bonuses, if earned, may range from 50% of the target bonus amount (based on non-satisfaction of objectives) to a maximum of 150% of the target bonus amount (based on exceeding objectives). The Company reserves the right to change the officer bonus terms from time to time as it feels necessary to accomplish its goals, including as a result of market conditions, personnel, new or different product offerings and/or corporate restructuring.

Bonus Terms for Curt Staker.   Curt Staker, the President of the Company until his resignation from the Company effective as of September 1, 2005, was eligible for an annual target bonus of 100% of his annual salary (the “President’s Annual Target”). This bonus was based upon the Company achieving a combination of objective performance goals, including its billings, new business and/or operating profit objectives, along with any other Company or individual performance goals as may be determined by the Compensation Committee of the Board of Directors. Bonuses were earned and paid quarterly, based on the achievement of quarterly performance goals. The quarterly target bonuses cumulated to 80% of the President’s Annual Target, although each quarter’s target bonus varied as a percentage of the President’s Annual Target. At the end of the fiscal year, an additional target bonus amount equal to 20% of the President’s Annual Target could be earned based on the achievement of annual performance goals. Quarterly and annual bonuses, if earned, ranged from 15% of the target bonus amount (based on non-satisfaction of objectives) to a maximum of 200% of the target bonus amount (based on exceeding objectives). The Company reserved the right to change the President’s bonus terms from time to time as it felt necessary to accomplish its goals, including as a result of market conditions, personnel, new or different product offerings and/or corporate restructuring.

Stock Options Granted to Named Executive Officers.   In the event that we are acquired by merger or asset sale, each outstanding option held by our Named Executive Officers which is not assumed by the successor corporation will immediately vest in full, except to the extent our repurchase rights with respect to those shares are assigned to the successor corporation. Such options will also immediately vest in full in the event those options are assumed in the acquisition but the officer’s employment with us or the acquiring entity is subsequently involuntarily terminated within 18 months following the acquisition. In addition, such options will immediately vest in full if such officer’s employment with us is involuntarily terminated within 18 months following a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our Board through one or more contested elections for Board membership. In addition, certain of the option grants made to our Named Executive Officers and all options granted to our non-employee Directors include limited stock appreciation rights. Options with this feature may be surrendered to us (whether or not then vested or exercisable) upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee is entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer. All options held by our non-employee Directors also will immediately vest in full upon changes in control or ownership.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION(1)

Overview and Philosophy

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Company’s Chief Executive Officer and each of the other executive officers of the Company. We meet at scheduled times throughout the year and also consider and take action by written consent. The Committee Chairman reports on Committee actions and recommendations at Board meetings.

The Committee has adopted the following objectives as guidelines for its compensation decisions:

•       Provide competitive total compensation packages that enable the Company to attract and retain key executives.

•       Integrate all compensation programs with the Company’s short-term and long-term business objectives and strategic goals.

•       Ensure that compensation is meaningfully related to the value created for stockholders.

We generally set our executives’ total compensation opportunity at a level that approximates the 75th percentile of the compensation opportunity provided by other publicly-traded technology companies with comparable revenues. We consider base salary and variable compensation separately, as well as combined as a total compensation package. We obtain competitive compensation information through surveys conducted by reputable companies such as the Radford Executive Compensation Survey and the Culpepper Executive Compensation Survey.

Executive Officer Compensation Program Components

The Committee reviews the Company’s compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company’s compensation program for the Chief Executive Officer and other executive officers consists of base salary, annual cash incentive compensation and long-term compensation in the form of stock options. In the case of the Company’s newly recruited Chief Executive Officer who commenced employment with the Company on January 9, 2006, his long-term equity compensation also includes restricted stock units.

Base Salary.   Base salary levels for the Chief Executive Officer and the other executive officers are determined, in part, through comparisons to executive compensation surveys for publicly-traded technology companies as well as comparisons with companies in the local software industry and other companies with which the Company competes for personnel. The current Chief Executive Officer’s base salary was determined based upon his compensation at his then-current employer as well as through a comparison to compensation packages of recently hired CEOs in the industry and executive compensation surveys. In addition, the Committee evaluates individual experience and performance and specific issues particular to the Company, such as creation of stockholder value and achievement of specific Company milestones. The Committee reviews each executive’s salary once a year and may increase each executive’s salary at that time based on: (i) the individual’s increased contribution to the Company over the prior 12 months; (ii) the individual’s increased responsibilities over the prior 12 months; and (iii) any increase in competitive pay levels.

(1)          All stock numbers and stock option exercise prices discussed in the Report of the Compensation Committee have been adjusted to give effect to the Company’s 2-for-1 stock split, effected as a stock dividend, on March 17, 2006.

Annual Incentive Compensation.   The Chief Executive Officer and other executive officers are also eligible to receive cash incentive compensation. For executive officers other than the Chief Executive Officer, this compensation is intended to provide a direct financial incentive in the form of quarterly and annual cash bonuses based on the achievement during the fiscal year of specifically defined corporate performance goals. All incentive compensation for the Company’s executive officers is typically based on the Company’s achievement of billings and operating profitability goals, measured both quarterly and annually, along with any individual performance goals established by the Committee. Executive officers other than the Chief Executive Officer are generally eligible for an annual target bonus of 25% of their annual salary. To the extent that minimum performance objectives are satisfied, bonuses are typically funded between 50% and 150% of the annual target bonus based on actual performance compared to goals. The Chief Executive Officer’s bonus is paid annually and is usually based solely upon the Company’s achievement of annual billings and operating profitability goals, along with any individual performance goals established by the Committee. In 2005, the then Chief Executive Officer was Mr. Carrington, and he was eligible for an annual target bonus of 37.5% of his annual salary. In 2006, the Company’s current Chief Executive Officer will be eligible for an annual target bonus of 50.0% of his annual salary, with bonuses potentially funded between 0% and 200% of the annual target bonus based on actual performance compared to goals. Bonus awards are set at a level competitive with those described in executive compensation surveys for publicly-traded technology companies as well as the local software and high technology industries. Such companies are not necessarily included in the indices used to compare stockholder returns in the stock Performance Measurement Comparison.

Long-Term Incentive Compensation.   The 2000 Stock Incentive Plan is the Company’s long-term incentive plan for executive officers and, to a lesser degree, all other employees. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interests of stockholders and executives will be more closely aligned. Executive officers are typically granted new stock options each year, which have exercise prices equal to the prevailing market value of the Company’s common stock on the date of grant, and usually have 7-year terms and vesting periods of four years. Awards are made at a level calculated to be competitive with those described in executive compensation surveys for publicly-traded technology companies as well as the local software industry and high technology industries.

Chief Executive Officer Compensation

The total compensation package of the Company’s Chief Executive Officer is based upon the Company’s performance, the Company’s performance relative to its peers, competitive compensation information obtained through compensation surveys conducted by reputable companies such as the Radford Executive Compensation Survey and the Culpepper Executive Compensation Survey, and competitive compensation information obtained through other public sources, such as SEC filings.

In 2005, Mr. Carrington’s salary was $490,385, and as a result of the Company’s performance in 2005 compared to pre-established bonus targets, he earned a cash bonus of $323,132 because the Company increased its billings by 31% from 2004 to $196.2 million for 2005, and increased its net income by 48% from 2004 to $38.8 million for 2005. Mr. Carrington was involved in the Company’s CEO succession planning in 2005 and helped recruit the new CEO. In 2005, Mr. Carrington also received an annual stock option grant to purchase 80,000 shares of the Company’s common stock, with an exercise price equal to the market price of the Company’s common stock on the date of grant. The stock option grant was for the same number of shares as Mr. Carrington received in each of the prior two years. The stock option has a 7-year term, with a vesting period of four years. The stock option award was designed to more closely align the best interests of the stockholders and Mr. Carrington, and the award was made at a level calculated to be competitive with those described in executive compensation surveys for publicly-traded technology companies as well as the local software industry and high technology industries.

On January 9, 2006, the Company hired Gene Hodges to be its new Chief Executive Officer. Mr. Hodges will receive a base salary at an annual rate of $525,000 and be eligible to earn an annual performance bonus of up to 100% of his annual base salary, based upon the Company achieving a combination of objective performance goals, including billings and/or operating profit objectives, along with any individual performance goals established by the Committee. As an inducement for Mr. Hodges to join the Company, Mr. Hodges was awarded 96,000 restricted stock units pursuant to the Company’s 2000 Stock Incentive Plan, which will vest equally over four years. Mr. Hodges also was granted non-qualified stock options to purchase 1,200,000 shares of common stock outside the Company’s stock plans, with an option exercise price equal to the closing price of the Company’s common stock on the first date of Mr. Hodges’ employment. The options have seven to ten year terms, and will vest over four to seven year periods in accordance with pre-determined vesting schedules. On April 13, 2006, at the request of the Company, Mr. Hodges agreed to the cancellation of the original options and the re-grant of those options with an equal number of non-qualified stock options under the 2000 Stock Incentive Plan, with identical option terms, exercise prices, vesting schedules and vesting commencement dates. The Company requested the cancellation and re-grant to bring the options under the 2000 Stock Incentive Plan for U.S. federal income tax and accounting reasons and to better align Mr. Hodges’ compensation with stockholder approved limitations on stock option issuances. Mr. Hodges received no income tax or other personal benefit from the cancellation and re-grant. The base salary, bonus, and equity compensation awards were designed to incentivize Mr. Hodges to join the Company and to align his interests with the best interests of the stockholders. The total compensation package was calculated to be competitive with Mr. Hodges’ compensation package from his then-current employer and any other potential companies wishing to employ Mr. Hodges and, in the case of the restricted stock units, to compensate Mr. Hodges for stock options that would terminate when he left his then-current employer. It was also designed to be competitive with total compensation packages received by chief executive officers of other publicly-traded technology companies.

Other Considerations

The Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986 as amended. Section 162(m) generally disallows a tax deduction for publicly held corporations for individual compensation exceeding $1 million in any tax year for the Chief Executive Officer and the other executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the company and that meets certain other technical requirements. The Committee uses and intends to use performance-based compensation to minimize the effects of these limits. The Committee, however, has determined that it will not necessarily seek to limit executive compensation to only deductible compensation under Section 162(m) because the deductibility of some types of compensation may depend upon the timing of an executive officer’s vesting or exercise of previously granted rights and because we believe our compensation package must attract, retain and reward executives to maximize the return to stockholders.

Summary

After its review of all existing programs, the Committee continues to believe that the Company’s compensation program for its Chief Executive Officer and other executive officers is competitive with the compensation programs provided by other companies with which the Company competes and is consistent with our overall compensation philosophy. The Committee intends that any amounts to be paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the achievement of Company goals and annual financial and operational results.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS,
Bruce T. Coleman
Gary E. Sutton
Peter C. Waller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr.  Coleman, Mr. Sutton and Mr. Waller served as members of the Company’s Compensation Committee in the year ended December 31, 2005. Mr. Coleman served as the Company’s interim Chief Executive Officer for six months from November 1998 to May 1999. No other member of the Compensation Committee has been a contractor, officer or employee of the Company at any time. None of the Company’s executive officers serves as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON

The following graph compares the cumulative total return of the Company’s common stock to the weighted average return of stocks of companies included in the Nasdaq Stock Market—U.S. and a Nasdaq peer group index consisting of Computer and Data Processing Services companies from December 31, 2000 through December 31, 2005. The Company’s fiscal year ends on December 31. The graph assumes $100 was invested at the close of trading on December 31, 2000 in the Company’s common stock and in each index. The total return for each of the Company’s common stock, the Nasdaq Stock Market—U.S. and the Nasdaq Computer and Data Processing Services Index assumes the reinvestment of dividends, although dividends have not been declared on the Company’s common stock. The Nasdaq Stock Market—U.S. tracks the aggregate price performance of equity securities of companies traded on the Nasdaq Stock Market. The Nasdaq Computer and Data Processing Services Index consists of companies with a Standard Industrial Classification Code identifying them as Computer and Data Processing Services companies. The stockholder return shown on the graph below should not be considered indicative of future stockholder returns and the Company will not make or endorse any predictions as to future stockholder returns.

	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Websense, Inc.	$100.00	$221.17	$147.32	$201.86	$349.79	$452.69
Nasdaq Stock Market—U.S.	$100.00	$79.33	$54.84	$82.18	$89.37	$91.26
Nasdaq Computer and Data Processing Services	$100.00	$80.52	$55.52	$73.16	$80.34	$83.07

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report and the stock Performance Measurement Comparison are not “soliciting material,” are not deemed filed with the Securities and Exchange Commission, and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes irrespective of any general incorporation language contained in any such filing.

CERTAIN TRANSACTIONS

Stock option grants to the Company’s Directors are described under the caption “Compensation of Directors.”

The Company has entered into indemnification agreements with each of its Directors and officers. These agreements require the Company, among other things, to indemnify each Director or officer against certain expenses, including attorneys’ fees, judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a Director or officer. These agreements also require the Company to advance expenses incurred by the individual in connection with any proceeding against him or her with respect to which such individual may be entitled to indemnification by the Company.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Websense stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary, or call 877-273-7379. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT

A copy of the Annual Report of the Company for the 2005 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 2, 2006. The Company will mail without charge to stockholders, upon written request, a copy of the Form 10-K, including the financial statements, schedule and list of exhibits. Requests should be sent to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary.

BY ORDER OF THE BOARD OF DIRECTORS,

Douglas C. Wride
Chief Financial Officer and Corporate Secretary

Dated: April 26, 2006

FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 6, 2006 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John B. Carrington, Douglas C. Wride and Michael A. Newman, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Annual Meeting of Stockholders of Websense, Inc., to be held on Tuesday, June 6, 2006, or at any postponements or adjournments thereof, as specified below with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 6, 2006 and the proxy statement.

THIS PROXY CONFERS ON THE PROXYHOLDER DISCRETIONARY AUTHORITY TO VOTE ON ANY MATTER AS TO WHICH A CHOICE IS NOT SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINATED DIRECTORS AND IN FAVOR OF THE OTHER PROPOSAL.

 DETACH PROXY CARD HERE

1. To elect three Directors to serve for three year terms ending at the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
ELECTION OF DIRECTORS	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below		☐ EXCEPTIONS
Nominees: 01 Bruce T. Coleman, 02 Gene Hodges and 03 John F. Schaefer
(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name on the space provided below.)
EXCEPTIONS

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2006.				3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.
☐FOR	☐AGAINST	☐ABSTAIN

The Board of Directors recommends a vote FOR the directors listed above and a vote FOR the other listed proposal. This Proxy, when properly executed, will be voted as specified above. Unless otherwise specified by the undersigned, this proxy will be voted FOR Proposals 1 and 2 and will be voted by the proxyholder at his discretion as to any other matters properly transacted at the meeting or any adjournments thereof.

					☐	CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING
					☐	Check here for address change

				Dated:		, 2006

Name of Stockholder

Authorized Signature(s)

NOTE: If signing as attorney, executor, administrator, trustee or guardian, please give the full title as such, and, if signing for a corporation, give your title. When shares are in the name of more than one person, each should sign.